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Exhibit 10.4


                          MEMORANDUM OF UNDERSTANDING


         This Memorandum of Understanding ("Agreement") is entered into between the Biodiesel Development Corporation ("BCD"), a Delaware corporation, and Haycock Petroleum Distributing ("Haycock"), a Nevada corporation, for the purpose of establishing a mutually exclusive relationship for the distribution of biodiesel in Southern Nevada ("Territory"). BDC and Haycock shall be referred to jointly as the "Parties."

         The term of this Agreement shall be for one year beginning upon the date of this Agreement, and continuing thereafter with the mutual written consent of the Parties.

         BDC agrees to sell to Haycock in the Territory, and on an exclusive basis and to no other customers, retailers or distributors, biodiesel which meets the ASTM PS 121 specifications for biodiesel as a motor fuel. BDC agrees to guarantee a minimum supply volume of one rail car per month (@ 20,000 gallons) for the term of this Agreement, at an initial delivered price of $1.90 per gallon, by railcar to Haycock's location on Bonanza Boulevard in Las Vegas, Nevada. Said price shall not be inclusive of any applicable taxes, but shall be modified after the first three (3) months of this Agreement to reflect any changes in prices for feedstocks used for making biodiesel.

         Haycock agrees to purchase biodiesel exclusively from BDC during the term of this Agreement, and to provide for the storage of delivered railcars at its location on Bonanza Boulevard in Las Vegas, Nevada. Haycock shall be responsible for the safe handling, storage and distribution of the biodiesel once it has been received at its location. Haycock agrees to pay the agreed upon price for the biodiesel, as evidenced by its written purchase order to BDC, within thirty days of receiving confirmation of shipment, or confirmation of availability in the event of pickup by Haycock, and to be solely responsible for the collection and payment of any and all applicable taxes on its purchase and subsequent sale of biodiesel. Haycock agrees to use its best efforts to distribute and market biodiesel within its Territory.

         The Parties agrees that any and all disputes regarding this Agreement shall be resolved by binding arbitration conducted by and in accordance with the commercial rules then in effect of the American Arbitration Association in Las Vegas, Nevada, in accordance with the laws of the State of Nevada.

         This Agreement can only be modified with the mutual written consent of the Parties.

         As consideration for this Agreement BDC agrees to sell, and Haycock agrees to purchase an initial order for biodiesel at a price of $1.65 F.O.B. Cold Springs, Kentucky, as evidenced by the attached Purchase Order.

         Agreed to this 14th day of March, 2000 at Las Vegas, Nevada.


/s/ Russell Teall                                 /s/ John Haycock
------------------------------                    ------------------------------
Russell Teall, Chairman                           John Haycock, President
on behalf of BDC                                  on behalf of Haycock


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                                   Biodiesel
                                  Development
                                  Corporation

                     Hoover Unit Proposal, November 3, 2000


This proposal is made in conjunction with the Draft Private Placement Memorandum ("PPM") dated October 14, 2000 and describes the intended use of a minimum funding level of $175,000. Said funding to be provided by Haycock/Jensen as a convertible loan, the terms of which provide for repayment of the loan plus interest from profits generated by the unit to be constructed and which allows, at the lender's discretion, for the unpaid balance of the loan to be converted to shares of stock in BDC of Southern Nevada upon the same terms as the offering described in the PPM. BDC of Southern Nevada will be operated as a subsidiary division of BDC, instead of as a separate corporation for tax purposes, and will be supported by a special class of stock and directed by a divisional board of directors upon which Haycock/Jensen may designated a director until such time as the loan is repaid. The terms of the convertible loan will be fully described in a mutually agreed upon document, including a mutual noncircumvention clause.

Objective: To build and operate a biodiesel production facility at Haycock Petroleum's Sloan location which will be capable of profitably producing 150,000 gallons of biodiesel per year (operating on a 40 hour week for 50 weeks) from used cooking oil, commonly known as the "Hoover Unit." It is the intention of BDC of Southern Nevada to expand its operations to their full potential as described in the PPM, and to extend an exclusive license to distribute its product in the designated territory to Haycock Petroleum.

Fundamentals: Fabrication of the Hoover Unit will be undertaken by Dale Shutte of Pahrump, Nevada according to specifications provided by BDC and under license to use BDC's proprietary technology. The unit will be designed to produce a minimum of 150,000 gallons of biodiesel per yer utilizing used cooking oil as a feedstock. Cost of construction and placement at the Haycock site is $135,000 to be paid in mutually agreed upon progress payments, with final payment due upon successful demonstration of the unit's design capabilities. Estimated construction time is 90 days.

         With the assistance of Greg Jensen, BDC has been able to acquire sample used cooking oil from the MGM Grand, and has successfully made biodiesel from it. The MGM Grand has extended an offer to give BDC all of its used cooking oil, which is currently estimated at 200 to 800 gallons per week. With similar arrangments from other hotels, BDC should be able to acquire high quality used cooking oil feedstocks for free in sufficient volumes to support the Hoover Unit.

         Labor for the first Hoover Unit will be disproportionately high because a single operator will be capable of operating multiple units.

         Site preparation will consist of providing a graded paved area approximately 20' x 60' with waste water drain, fresh water and possible containment if required by permitting.

Use of Proceeds:
     Construction                                      $135,000
     Consummables (methanol, NaOH)                       10,000
     Consulting by Jensen                       (stock options)
     Permit engineering                                  10,000
     Site preparation                                    20,000


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Profitability:
     Materials cost per gallon
          Feedstock costs                                  $.00
          Consumables                                      $.20
          Energy                                           $.05
                                                           ----
          Total materials cost per gallon                  $.25

     Revenues
          150,000 gallons at $1.20 per gallon          $180,000
          Materials cost @ $.25 per gallon              (37,500)
          Plant operator @ 25% of revenues              (45,000)
                                                       ---------
          Net Revenues                                 $ 97,500

     Net Revenues distribution
          50% to loan repayment and 50% to project management

         These numbers represent projections based upon numerous assumptions which may or may not actually occur and are subject to the risks outlined in the PPM. This is not intended as a guarantee of returns but rahter as a projection based upon conditions which BDC feels are most likely to exist.


                                             Submitted by,


                                             /s/ Russell Teall
                                             Russell Teall
                                             Chairman